Exhibit 99.2

Creatd Increases its Ownership Stake in Direct to Consumer Health Food Company Plant Camp

June 04, 2021

- Transaction brings total ownership of Plant Camp to 89%.
- Going forward, the Company will recognize Plant Camp revenues on its consolidated financials.
- With the announcement, the Company has also released Plant Camp’s new investor presentation.

FORT LEE, N.J., June 4, 2021 /PRNewswire/ -- Creatd, Inc. (Nasdaq CM: CRTD) (the “Company” or “Creatd”), the parent company of Vocal and Creatd Partners, today announced that it has completed the purchase of an additional 56% of the membership interests in Plant Camp, LLC (“Plant Camp”), through its wholly-owned subsidiary, Creatd Partners, bringing the Company’s total ownership of Plant Camp to 89%. As the majority owner, Creatd Partners will control Plant Camp’s operations going forward. Additionally, Creatd will recognize all Plant Camp revenue in the Company’s consolidated financial statements. Management currently estimates approximately $1 million in annual revenues from this newly acquired business.

Plant Camp  was first brought to market when its co-founders, two Consumer Product Goods (CPG) industry executives, identified the high-growth niche of healthy, kid-friendly foods. To fulfill their vision, Plant Camp’s founders joined forces with the Creatd team, ultimately becoming the first company to join Creatd Partners, the Company’s corporate venture initiative. With Creatd Partner’s support, including capital investment, operational know-how, and strategic marketing resources, Plant Camp evolved from concept to development/formulation in under nine months. Since inception, Plant Camp’s business and operations have been managed remotely using a platform and technology stack designed by Creatd’s product team, the same team behind the creation of Vocal, the Company’s flagship product.

Commented Creatd CEO Jeremy Frommer, “It is rare to see ideas become realities. Plant Camp’s success thus far is due to the vision and creativity of its founders, Angela Hein and Dr. Heidi Brown. Without their commitment and hard work, we surely could not have brought this product to market.”

Plant Camp had its soft launch at the end of the fourth quarter of 2020, and entered the pre-order phase for its first product, a nutrient-rich mac and cheese for kids. Over the next months, and with the support of the Creatd team, Plant Camp implemented supply chain and general operations, as well as a strategic direct-to-consumer marketing framework that would lay the foundation for its future scale. Plant Camp officially entered into the fulfillment phase in January 2021, though a number of technical supply chain delays related to the pandemic prevented sales from ramping up in earnest until the beginning of the second quarter. Since that point, Plant Camp has sold nearly half of its initial 15,000-unit order, entirely through its e-commerce site, and expects to sell out of its remaining inventory before the end of the second quarter.

The rate of revenue growth that Plant Camp has seen to date is largely attributable to its access to and utilization of Creatd and Vocal’s business intelligence. In the same way that the Company has yielded such successful campaigns for agency clients like Moleskine and Fiskars, Plant Camp benefits from the ability to leverage the rich pool of first-party behavioral data that Vocal, a community of over one million registered creators, continues to steadily amass. In particular, Creatd’s proficiencies in audience targeting made it a natural partner for Plant Camp, as its growth relies on the same internal strategies that the Company applies internally to grow its Vocal+ subscription program, as well as to drive successful campaigns for its agency clients.

It was at the start of the second quarter 2021 that Rich Vinchesi, who was recently named the Lead Acquisition Strategist for Creatd Partners, initiated discussions with Plant Camp’s original founders regarding purchasing a majority stake, bringing on a new executive team, and implementing a strategic plan, intended to increase revenue two- to three-fold within 12 months.

Further commenting on the acquisition, Mr. Frommer continued, “Plant Camp is our inaugural ‘Creatd Partner,’ and it took only a matter of months for us to prove its viability sufficient to warrant taking a more significant ownership interest. In addition to other potential Creatd Partners opportunities that are in development, we have recently announced publicly our plans to introduce new e-commerce offerings, including by leveraging our extensive library of archival content. Being able to now consolidate Plant Camp revenues on our balance sheet represents the first manifestation of Creatd’s newly reconstituted e-commerce pillar.”

Looking ahead to the third quarter 2021, the Company expects to continue accelerating sales. In the fourth quarter, the Company expects to begin expanding Plant Camp’s offerings by introducing one or more additional SKUs to its product line, including a nutrient-rich, kid-friendly pancake mix.

For more information on Plant Camp, please visit the newly released Plant Camp Investor Presentation, found on Creatd’s investor relations website: https://investors.creatd.com/news-and-events/presentations/default.aspx.

About Creatd

Creatd, Inc. (Nasdaq CM: CRTD) is a creator-first technology company and the parent company of the Vocal platform. Our mission is to empower creators, entrepreneurs, and brands through technology and partnership. We accomplish this through Creatd’s three main business pillars: Vocal Ventures, Creatd Partners and Recreatd.

For news and updates, subscribe to Creatd’s newsletter: https://creatd.com/newsletter

Investor Relations Contact: ir@creatd.com

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